Exhibit 99.1

Navient reaches agreements with FDIC and DOJ on regulatory matters

Eligibility requirements for service member benefits streamlined

NEWARK, Del., May 13, 2014—Navient announced today it has entered into an agreement with the U.S. Department of Justice (DOJ) and Federal Deposit Insurance Corporation (FDIC) to resolve previously reported regulatory matters relating to compliance with certain requirements including the Servicemembers Civil Relief Act (SCRA).

With this agreement, the company will provide approximately $4.5 million in refunds to customers serviced between 2005 and 2014 who did not receive all of their benefits due to operational errors by the company, as well as additional compensation of approximately $13.5 million to those same borrowers. In total, Navient will create a $60 million fund that will compensate eligible federal and private loan borrowers. The large majority of the fund will be distributed by the DOJ to customers that the agency believes qualified for the benefit under an interpretation of SCRA that the company believes is inconsistent with prior regulatory requirements and guidance. Nevertheless, Navient has agreed to enter into the settlement and provide such compensation in order to put the matter behind it.

The terms of the settlement also require the company to pay a $55,000 civil penalty to the DOJ.

“We offer our sincere apologies to the servicemen and servicewomen who were affected by our processing errors and thus did not receive the full benefits they deserve,” said John (Jack) F. Remondi, president and CEO, Navient. “Over the past several years we have implemented changes in our procedures and training programs to prevent these mistakes from happening again. We also appreciate that the regulators agreed on consistent guidance that provides clarity and thereby enables us to offer SCRA benefits to even more service members back to as early as 2005 as well as going forward.”

One of the key issues in this matter is the documentation needed to qualify for SCRA benefits. The SCRA statute and previous regulatory guidance require the customer to provide both a written request and a copy of military orders to receive the 6 percent rate cap available for active duty service members.

The new guidance reduces the documentation military personnel need to qualify for SCRA benefits and enables Navient to confirm and extend eligibility for SCRA benefits more effectively through the Department of Defense personnel database.

Remondi added, “It is a privilege to serve our military customers. We demonstrate our appreciation for their service through streamlined access to benefits, information and assistance. Our dedicated team of experts provides one-on-one support to assist service members, many of whom are away from home without access to financial documents or computers. This new regulator-approved approach to confirming eligibility for SCRA benefits will lessen the burden on service members.”

Since 2009, Navient, previously operating as Sallie Mae, has taken steps to enhance its service to military customers, including:

•	Created a specialized customer service team and toll-free number (855-284-4879) to serve military customers, staffed by specially trained team members—many of whom are veterans or have family connections to the military.

•	Launched a special, comprehensive website for service members at navient.com/military.

•	Worked with the U.S. Department of Education and other federal loan servicers to publish resources to help service members learn more about their benefits under SCRA.

•	Implemented expedited processing and proactive outreach to better assist service members and their families to meet the requirements for SCRA benefits.

The DOJ will determine which customers are eligible and the amount of compensation they will receive. Customers eligible for the SCRA payment will be notified directly by an independent administrator and do not need to take any advance action.

The FDIC agreement also covers late fees incurred on education loans owned or originated by Sallie Mae Bank between 2005 and 2014. Navient’s practice is to deliver a billing statement 25 to 30 days in advance of the payment due date and provide an additional grace period of 10 to 15 days before any late fee assessment. A late fee refund will be provided to certain eligible customers where the next month’s statement did not provide a second reminder of the previously disclosed late fee. Additionally, the agreement addresses regulator concerns that some customers with multiple loans who paid less than their monthly amount may have paid additional late fees due to the standard pro rata payment allocation, by eliminating a $5 minimum on late fees.

Under the agreement, Navient will provide approximately $30 million to credit the accounts of certain customers for late fees paid over the past eight-plus-year timeframe, as well as pay a civil money penalty of $3.3 million to the FDIC. In addition, in order to treat all customers consistently, Navient has decided to provide similar credits to all other serviced customers not covered by the FDIC agreement in the amount of $42 million.

Navient has already revised its late fee policy to end minimum fees and made enhancements to billing statements to provide a second reminder before any late fee is assessed.

Navient cooperated fully with the DOJ and FDIC to resolve these matters. The company entered into the agreements without admitting any violations of law or regulations in order to return its focus to customer success and business growth. Reserves were previously established to cover the amount in the agreements.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing nearly $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on Nasdaq as an independent company on May 1, 2014.

# # #

Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543

2